EXHIBIT 99.1

                                                                    News Release

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             Contact LAMAR:                                       Contact OBIE:
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             Keith Istre                                           Gary Livesay
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             Chief Financial Officer                    Chief Financial Officer
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             (225) 926-1000                                      (541) 686-8400
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                       LAMAR ADVERTISING COMPANY COMPLETES
                      ACQUISITION OF OBIE MEDIA CORPORATION

         BATON ROUGE, LA AND EUGENE, OR - Wednesday, January 19, 2005 - Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, today announced it completed the purchase of Obie Media Corporation (Nasdaq: OBIE) in a stock for stock transaction valued at approximately $43 million, plus the assumption of approximately $23 million of Obie indebtedness. Each share of Obie common stock converted into the right to receive 0.1665 of a share of Lamar common stock, resulting in Lamar issuing an aggregate of approximately 1.0 million shares.

         American Stock Transfer & Trust Company is acting as the Exchange Agent for the merger and will be sending Obie shareholders a Letter of Transmittal and instructions on how to surrender shares of Obie common stock for the merger consideration.

         ABOUT LAMAR

         Lamar Advertising Company is a leading outdoor advertising company and currently operates 153 outdoor advertising companies in 43 states, logo advertising businesses in 20 states and the province of Ontario, Canada, and 63 transit advertising franchises in 14 states, Canada and British Columbia.





















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         ABOUT OBIE

         Obie Media Corporation is a leading full-service out-of-home advertising company. Obie sells, designs, produces and installs out-of-home advertising displays which include transit posters, billboards, wallscapes, transit shelters and bus benches throughout the United States and Canada.

         Obie holds 38 exclusive agreements with transit districts in both the United States and Canada and operates transit advertising displays on over 7,000 transit vehicles. These transit districts are located include 8 of the 30 largest US markets - Dallas, TX, Portland, OR, St. Louis, MO, Sacramento, CA, Hartford, CT, Fort Lauderdale, FL, Indianapolis, IN and Kansas City, MO. Obie also operates the third largest Canadian market - Vancouver, British Columbia.

         Obie operates over 1,100 billboards primarily located in Washington, Oregon, California, Montana, Wyoming, Utah, South Dakota and Idaho. Many are directional billboards and are located along major thoroughfares.










































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